Exhibit 1.1
EXECUTED VERSION
MECHEL OAO
32,000,000 Preferred Shares (par value 10 Russian Rubles per Preferred Share)
UNDERWRITING AGREEMENT

April 20, 2011
To the Managers named in Schedule I hereto
for the Underwriters named in Schedule II hereto
Ladies and Gentlemen:
     James C. Justice II, James C. Justice Companies Inc., James C. Justice III and Jillean L. Justice (each a “Selling Shareholder” and, collectively, the “Selling Shareholders”) propose to sell to the several underwriters named in Schedule II hereto (the “Underwriters”), acting severally and not jointly, for whom you are acting as managers (the “Managers”), the number of preferred shares (par value 10 Russian Rubles per preferred share) of Mechel OAO, a joint stock company organized under the laws of the Russian Federation (the “Company”), set forth in Schedule II hereto, in the form of preferred shares (the “Shares”). The common shares (par value 10 Russian Rubles per common share) and preferred shares (par value 10 Russian Rubles per preferred share) of the Company to be outstanding after giving effect to the sales contemplated hereby are hereinafter referred to as the “Company Stock.” If the firm or firms listed in Schedule II hereto include only the Managers listed in Schedule I hereto, then the terms “Underwriters” and “Managers” as used herein shall each be deemed to refer to such firm or firms. Schedule III hereto lists the number of Shares each Selling Shareholder proposes to sell pursuant to the Underwriting Agreement.
     VTB Capital Plc is not authorized by the FSA to conduct regulated business on behalf of retail clients, as such term is defined in the FSA Handbook in relation to the Conduct of Business Sourcebook section of the FSA Handbook . Therefore, and without prejudice to the rights of VTB Capital Plc under this Agreement, including the benefit of the representations and warranties, indemnity and undertakings given by the Selling Shareholders to the Underwriters, and notwithstanding anything to the contrary elsewhere in this Agreement, VTB Capital Plc is not authorized to take actions hereunder on behalf of James C. Justice II, James C. Justice III and Jillean L. Justice (together, the “Individual Selling Shareholders”) and VTB Capital Plc does not agree to purchase Shares from such Individual Selling Shareholders. References in this Agreement to the Selling Shareholders authorizing the Underwriters to take any actions hereunder shall be construed to mean, in the case of James C. Justice Companies Inc., authorization of each of the Underwriters, and in the case of the Individual Selling Shareholders, authorization of each of the Underwriters other than VTB Capital Plc.
     The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement, including a prospectus, (the file number of which is set forth in Schedule I hereto) on Form F-3 ASR, relating to the securities (the “Shelf Securities”), including the Shares, to be sold from time to time by the selling shareholders named therein, which became effective on April 27, 2010. The registration statement as amended to the date of this Agreement, including the information (if any) deemed to be part of the registration statement at the time of effectiveness pursuant to Rule 430A or Rule 430 B under the Securities Act of 1933, as amended (the “Securities Act”), and including the base prospectus dated April 26, 2010 and filed as part of the registration statement (the “Basic Prospectus”) is hereinafter referred to as the “Registration Statement”. The Basic Prospectus, as supplemented by the prospectus supplement specifically relating to the Shares in the form filed pursuant to Rule 424(b) of the Securities Act (or in the form first made available to the Underwriters by the Company to meet requests of purchasers pursuant to Rule 173 under the Securities Act) is hereinafter referred to as the “Prospectus,” and the term “preliminary prospectus” means any preliminary prospectus supplement specifically relating to the Shares, together with the Basic Prospectus. For purposes of this Agreement, “free writing prospectus” has the meaning set forth in Rule 405 under the Securities Act, “Time of Sale Prospectus” means the preliminary prospectus together with any free writing prospectuses or pricing information identified in Schedule I hereto, and “broadly available road show” means a “bona fide electronic road show” as defined in Rule 433(h)(5) under the Securities Act that has been made available without restriction to any person. “Time of Sale” means 10:00 a.m. (Moscow time) April 20, 2011 or such other time as agreed among the Company and the Managers. As used herein, the terms “Registration Statement,” “Basic Prospectus, ” “preliminary prospectus,” “Time of Sale Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein. The terms “supplement,” “amendment,” and “amend” as used herein with respect to the Registration Statement, the Time of Sale Prospectus, any preliminary prospectus or free writing prospectus shall include all documents subsequently filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference therein.
     1. Representations and Warranties of the Company. The Company represents and warrants to and agrees with each of the Underwriters that :
          Registration Statement, preliminary prospectus and Prospectus
     (a) The Registration Statement became effective on April 27, 2010; no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the Commission. The Company is a well-known seasoned issuer (as defined in Rule 405 under the Securities Act) eligible to use the Registration Statement as an automatic shelf registration statement and the Company has not received notice that the Commission objects to the use of the Registration Statement as an automatic shelf registration statement.
     (b) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Time of Sale Prospectus or the Prospectus complied or will comply when so filed in all material respects with the

Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) each part of the Registration Statement, when such part became effective, did not contain, and each such part, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the Registration Statement as of the date hereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (iv) the Registration Statement and the Prospectus comply, and as amended or supplemented, if applicable, will comply in all material respects with the Securities Act and the applicable rules and regulations of the Commission thereunder, (v) the Time of Sale Prospectus as of the Time of Sale did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (vi) each broadly available road show, if any, when considered together with the Time of Sale Prospectus, as of the Time of Sale did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading and (vii) the Prospectus does not contain and, as amended or supplemented, if applicable, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Registration Statement, the Time of Sale Prospectus, any broadly available road show or the Prospectus based upon (A) information relating to any Underwriter furnished to the Company in writing by or on behalf of such Underwriter expressly for use therein or (B) information relating to a Selling Shareholder furnished in writing to the Company by or on behalf of such Selling Shareholder expressly for use therein.
     (c) The Company is not an “ineligible issuer” in connection with the offering pursuant to Rules 164, 405 and 433 under the Securities Act. Any free writing prospectus that the Company is required to file pursuant to Rule 433(d) under the Securities Act has been, or will be, filed with the Commission in accordance with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Each free writing prospectus that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act or that was prepared by or behalf of or used or referred to by the Company complies or will comply in all material respects with the requirements of the Securities Act and the applicable rules and regulations of the Commission thereunder. Except for the free writing prospectuses, if any, identified in Schedule I hereto forming part of the Time of Sale Prospectus, and electronic road shows, if any, each furnished to you before first use, the Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any free writing prospectus.

     (d) Any third-party statistical data included in any preliminary prospectus, the Prospectus or the Registration Statement are based on or derived from sources that the Company believes to be reliable and accurate, and the Company has obtained the consent to the use of such data to the extent, to the best of its actual knowledge, is required.
     (e) No holders of outstanding capital stock of the Company, other than the Selling Shareholders, have rights, contractual or otherwise, to cause the Company to register under the Securities Act any preferred shares or other equity interests in the Company, or to include any such shares or interests in the Registration Statement or the offering contemplated thereby, whether as a result of the filing or effectiveness of the Registration Statement or the sale of the Shares as contemplated thereby or otherwise.
     (f) The Company has not distributed any offering material in connection with the offer and sale of Shares contemplated hereunder other than the Registration Statement or any amendment thereto, any preliminary prospectus or the Prospectus or any amendment or supplement thereto and the Company has not distributed any offering material in connection with the offer and sale of any Shares in the Russian Federation.
     (g) The Company has not made any offers of Shares to, nor solicited any offers to buy Shares from, any persons other than the Underwriters.
     (h) There are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the offer and sale of Shares contemplated hereby.
     (i) The Company meets the requirements for use of Form F-3ASR for the offering and sale of the Shares as contemplated by this Agreement
          Regulatory Approvals
     (j) The Company has made all necessary filings and received all licenses and approvals (including all corporate and stock exchange approvals), registrations and permissions necessary to effect the transactions contemplated by this Agreement.
          Due Incorporation and Valid Existence
     (k) Each of the Company and its Principal Subsidiaries as set forth in Schedule IV has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Prospectus and the Prospectus, except to the extent that the failure to be so duly incorporated, validly existing or qualified or be in good standing or have full power and authority would not have a material adverse effect on the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”); and the Company and each of its subsidiaries is duly qualified to do business as a foreign corporation in good standing in all jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualifications, except where the failure to do so would not have a Material Adverse Effect.
     (l) The Company has not received any notice from the Federal Antimonopoly Service objecting to the acquisition of any of its Principal Subsidiaries.
          Capital Stock and Dividends
     (m) The authorized capital stock of the Company conforms as to legal matters to the description thereof contained in each of the Time of Sale Prospectus and the Prospectus; the Shares and all other outstanding shares of capital stock of the Company have been duly authorized and registered; all outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. No stockholders of the Company are entitled as such to any preemptive rights, resale rights, rights of first refusal or other rights to subscribe for any of the Shares; and the Company is not currently prohibited, directly or indirectly, other than as described in the Time of Sale Prospectus and the Prospectus, from paying any dividends or making any other distribution on its capital stock.
     (n) All of the issued shares of capital stock of each Principal Subsidiary that are owned by the Company, directly or indirectly, have been duly authorized and validly issued, are fully paid and non-assessable and, except as set forth in the Time of Sale Prospectus and the Prospectus, are owned by the Company, directly or indirectly, free and clear of any security interests, liens, preemptive or similar rights, encumbrances, equities or claims; and, except as set forth in the Time of Sale Prospectus and the Prospectus, no Principal Subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to its shareholders, or from making any other distribution on its capital stock, from repaying to the Company any loans or advances to such subsidiary received from the Company.
     (o) Except as set forth in the Time of Sale Prospectus and the Prospectus, under current laws and regulations of Russia, all dividends and other distributions declared and payable on the Shares may be paid by the Company to the holder thereof in Russian rubles that may be converted into foreign currency and transferred out of Russia either freely or with certain restrictions that apply to individuals and legal entities (other than credit organizations) which are Russian residents for Russian currency control purposes; all such payments made to holders of such Shares who are non-residents of Russia are subject to withholding taxes in the Russian Federation as described in the Time of Sale Prospectus and the Prospectus, and may be paid without the necessity of obtaining any governmental authorization in Russia from any political subdivision or any taxing authority thereof or therein.
     (p) The statements set forth in the Time of Sale Prospectus and the Prospectus under the captions “Description of Preferred Shares” insofar as such statements purport to constitute a summary of the terms of the Shares, are fair summaries of such terms in all material respects.
          Corporate Power and Authority
     (q) The Company has full power and authority to enter into this Agreement and to perform its obligations hereunder; and this Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid and legally binding agreement of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting or relating to creditors’ rights generally and to general principles of equity.
     (r) The execution and delivery by the Company of, and the performance by the Company of its obligations under, this Agreement will not contravene any provision of applicable law, regulation or stock exchange rules or the constitutional documents or by-laws, including resolutions of its corporate authorities, of the Company or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Shares.
          Titles, Licenses and Consents
     (s) Except as set forth in the Time of Sale Prospectus and the Prospectus, each of the Company and its Principal Subsidiaries possesses all licenses, certificates, authorizations and permits issued by appropriate governmental agencies or bodies and has made all necessary filings required under any federal, state, local or foreign law, regulation or rule, and has obtained all necessary authorizations, consents and approvals from other persons, necessary to conduct the business now conducted by it except, in each case, where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its Principal Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to the revocation or modification of, any such license, certificate, authorization or permit or any federal, state, local or foreign law, regulation or rule, or any decree, order or judgment applicable to the Company or any of its Principal Subsidiaries, except where such violation, default, revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.
     (t) Except as set forth in the Time of Sale Prospectus and the Prospectus, each of the Company and its Principal Subsidiaries (i) has good and marketable title to all items of real property owned by it and good and marketable title to all other property and assets owned by it, in each case free and clear of any security interests, liens, encumbrances, equities, claims and other defects that would affect the value thereof or interfere with the use made or proposed to be made thereof by it, and (ii) holds any real property and buildings leased by it under valid, subsisting and enforceable leases with no exceptions that would interfere with the use made or proposed to be made thereof by it, except, in each of the cases (i) and (ii), where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect.
     (u) The Company and each of its Principal Subsidiaries owns, possesses or has legal basis to use all patents, patent applications, trademarks, service marks, trade names, licenses, copyrights and proprietary or other confidential information currently employed by it in connection with its business (collectively, “intellectual property rights”), except, in each case, where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect; and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would individually or in the aggregate have a Material Adverse Effect.
     (v) Each of the subsoil licenses described in the Time of Sale Prospectus and the Prospectus is registered in the name of the Company or one of its subsidiaries; in addition, except as set forth in the Time of Sale Prospectus and the Prospectus or, where the failure so to have would not have a Material Adverse Effect, the Company or its subsidiaries, as the case may be, have all necessary proprietary interests or rights, surface rights, water rights and rights in water, rights of way, licenses, easements, ingress, egress and access rights, and all other necessary rights and interests granting the Company or its subsidiaries, as the case may be, the rights and ability to operate the mines described in the Time of Sale Prospectus and the Prospectus in the manner currently operated.
          Financial Statements and Internal Accounting Controls
     (w) The consolidated financial statements of the Company included in the Time of Sale Prospectus and the Prospectus, together with the related notes (the “Consolidated Financial Statements”), present fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates shown and their consolidated results of operations and cash flows for the periods shown, comply in all material respects with the applicable accounting requirements of the Securities Act and the related rules and regulations adopted by the Commission and have been prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) applied on a consistent basis, except as stated therein; the Company and the subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not disclosed in the Time of Sale Prospectus and the Prospectus which would be required to be disclosed under U.S. GAAP in the consolidated financial statements of the Company.
     (x) To the actual knowledge of the Company, Ernst & Young LLC, who has certified the Consolidated Financial Statements, and delivered their report with respect to the Consolidated Financial Statements included in the Time of Sale Prospectus and the Prospectus, are independent public accountants as required by the rules and regulations of the Commission and by Article 2-01 of Regulation S-X under the Securities Act.
     (y) Except as disclosed in the Time of Sale Prospectus and the Prospectus, the Company and its subsidiaries, taken as a whole (the “Group”) maintains an effective system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorisations; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and to maintain asset accountability; (C) access to assets is permitted only in accordance with management’s general or specific authorisation; (D) the recorded valuation of assets is compared with the existing assets at reasonable intervals, as determined by a designated financial officer of the Company, and appropriate action is taken with respect to any differences and (E) all material information relating to the Group is made known to the officer of the Company responsible for financial and accounting matters; and since the date of the most recent evaluation of such internal controls, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.
     (z) No material outstanding indebtedness of the Company or any subsidiary has become repayable before its stated maturity, nor has any security in respect of such indebtedness become enforceable by reason of default by the Company or any subsidiary and no event has occurred or is, to the best knowledge of the Company, impending which, with the lapse of time or the fulfillment of any condition or the giving of notice or the compliance with any other formality, may result in any such indebtedness becoming so repayable or any such security becoming enforceable and no person to whom any material indebtedness of the Company or any subsidiary which is repayable on demand is owed has demanded or threatened to demand repayment of, or to the Company to take steps to enforce any security for, the same.
          Litigation, Constitutive Documents and Contracts

     (aa) (A) The Company has not received notice of any legal or governmental proceedings, and (B) to the Company’s best knowledge, there are no threatened legal or governmental proceedings to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject other than, in either case, proceedings described in the Time of Sale Prospectus and the Prospectus and proceedings that would not have a Material Adverse Effect, or a material adverse effect on the power or ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by the Time of Sale Prospectus and the Prospectus.
     (bb) Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or other constitutive documents; and no default exists, and no event has occurred which, with notice or lapse of time or both, would constitute a default in the due performance and observance of any term, covenant or condition of any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of their respective properties is subject, except, in each case, where such default or event would not, individually or in the aggregate, have a Material Adverse Effect.
     (cc) The Company has not received any notice of any investigations, there are no outstanding fines or orders, and, to the Company’s actual knowledge, there are no threatened investigations, in each case, under applicable competition, antitrust or similar laws to which the Company or any of its subsidiaries or any of their properties is subject, except in each case as disclosed in the Time of Sale Prospectus and the Prospectus.
          Labor
     (dd) There are no labor disputes, strikes, slowdowns or stoppages involving the employees of the Company or any of its subsidiaries that exist or, to the best knowledge of the Company, that are threatened, except where such would not, individually or in the aggregate, have a Material Adverse Effect.
          Health, Safety and Environment
     (ee) The Company and its Principal Subsidiaries (i) are in compliance with all applicable foreign, federal, state and local laws, regulations, orders and judgments relating to the protection of human health and safety, pollution or protection of the environment, or hazardous or toxic substances or wastes, chemicals, petroleum, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, have a Material Adverse Effect.

          Taxes
     (ff) Each of the Company and its subsidiaries has filed all tax returns that are required to be filed by it or has requested extensions thereof, except where any failure to do so would not, individually or in the aggregate, have a Material Adverse Effect, and has paid all taxes required to be paid by it and any other tax-related assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for any such tax-related assessment, fine or penalty that is currently being contested in good faith or the Company intends to contest in good faith.
          No Material Adverse Change
     (gg) Since the respective dates as of which information is included in the Time of Sale Prospectus and the Prospectus, except as otherwise set forth therein, (i) there has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus, (ii) the Company and its subsidiaries, taken as a whole, have not incurred any material liability or obligation, direct or contingent (including any off-balance sheet obligations), or entered into any transaction not in the ordinary course of its business, (iii) the Company has not purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind in respect of its capital stock and (iv) there has been no material change in the capital stock, short-term debt or long-term debt of the Company and its consolidated subsidiaries, taken as a whole.
          Market Manipulation
     (hh) Neither the Company nor any of its affiliates (as defined in Rule 405 under the Securities Act) has (i) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) paid or agreed to pay to any person any compensation for soliciting another to purchase any securities of the Company or otherwise entered into any contractual arrangement with respect to the distribution of any securities (except for the sale of the Shares by the Underwriters under this Agreement).
          Listing
     (ii) The Shares have been admitted to trading (without listing) on the Russian Trading System Stock Exchange (the “RTS”) and Moscow Interbank Currency Exchange (the “MICEX”).
          Other Representations

     (jj) Except as disclosed in the Time of Sale Prospectus and the Prospectus, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Securities Act with respect to any securities of the Company or to require the Company to include such securities with the Shares registered pursuant to the Registration Statement.
     (kk) No receiver or liquidator (or similar person) has been appointed in respect of the Company or any Principal Subsidiary of the Company or in respect of any part of the assets of the Company or any Principal Subsidiary of the Company; no resolution, order of any court, regulatory body, governmental body or otherwise, or petition or application for an order, has been passed, made or presented for the winding up of the Company or any Principal Subsidiary of the Company or for the protection of the Company or any such subsidiary from its creditors; and the Company has not, and no Principal Subsidiary of the Company has, stopped or suspended payments of its debts, become unable to pay its debts or otherwise become insolvent.
     (ll) The Company’s shareholder register is duly held by Registrar NIKoil Company (JSC) (the “Registrar”) in compliance in all material respects with all applicable Russian laws and regulations, and the Registrar qualifies as an “independent” registrar under the requirements of applicable Russian laws and regulations.
     (mm) The Company is not an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (nn) The Company believes it is not a Passive Foreign Investment Company (“PFIC”) and does not expect to become a PFIC in the future.
     (oo) Neither the Company nor, to the knowledge of the Company, any director or officer is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”).
     (pp) The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and the Company has no notice of any action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws, and to the best knowledge of the Company, no such action, suit or proceeding is threatened.
     (qq) (i) The Company represents that neither the Company nor any of its subsidiaries or affiliates over which it exercises control, nor any director, officer, or employee (collectively, the “Entity”) nor, to the Company’s actual knowledge, any agent or representative of the Entity, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:
     (A) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or other relevant sanctions authority in the Russian Federation or Kazakhstan (collectively, together with OFAC, “Sanctions”), nor
     (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria) in violation of Sanctions.
         (ii) The Company represents that it has not since 1 January 2008 knowingly engaged in and is not now knowingly engaged in any dealings or transactions with any Person that at the time of the dealing or transaction is or was subject to Sanctions in violation of Sanctions.
     (rr) The Company is subject to civil and commercial law with respect to its obligations under this Agreement, and the execution, delivery and performance of this Agreement by it constitute private and commercial acts rather than public or governmental acts; under the laws of the Russian Federation, neither the Company nor any of its assets has any immunity (sovereign or otherwise) from set-off, the jurisdiction of any court of the Russian Federation or any legal process in any court of the Russian Federation (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise).
     2. Representations and Warranties of the Selling Shareholders. Each Selling Shareholder, severally and not jointly, represents and warrants to and agrees with each of the Underwriters that:
     (a) Such Selling Shareholder has, and at the time of delivery of the Shares to be sold by such Selling Shareholder hereunder on the Delivery Date will have, valid title to such Shares and upon sale and delivery of, and payment for, such Shares, as provided herein, such Selling Shareholder will convey valid title to such Shares, free and clear of any security interests, liens, encumbrances, equities or claims.
     (b) Such Selling Shareholder has full right, power and capacity to enter into this Agreement and to perform its obligations hereunder, and this

Agreement has been duly executed and delivered by the Selling Shareholder; and such Selling Shareholder has complied with the requirements of Russian law and regulations applicable to the offering of the Shares in the form of preferred shares in the Russian Federation; and in deciding to sell the Shares to be sold by him, she or it hereunder, such Selling Shareholder has relied upon his, her or its own judgment and such independent financial and legal advice as he, she or it has seen fit to obtain, and has not relied upon any of the Underwriters or their advisers for any such advice.
     (c) The Selling Shareholders have not made any offer of Shares to, nor solicited any offers to buy Shares from, any persons other than the Underwriters and as required under any applicable laws and regulations.
     (d) No stamp or other issuance or transfer taxes or duties and no withholding or other taxes are payable by or on behalf of the Underwriters (except any income, capital gains, withholding or other taxes imposed upon the Underwriters that would not have been imposed but for a connection between the Underwriters and the jurisdiction imposing such taxes, other than a connection arising as a result of the transaction contemplated by this Agreement) in connection with (i) the sale and delivery by such Selling Shareholder of the Shares to be sold by him, her or it or (ii)the sale and delivery by the Underwriters of such Shares to the initial purchasers thereof in the manner contemplated in the Time of Sale Prospectus and the Prospectus.
     (e) From the date and time at which the Registration Statement became effective and at all times subsequent thereto through the latest of the Closing Date or the termination of the offering of the Shares, the Registration Statement and Prospectus, and any supplements or amendments thereto, in each case, as relate to such Selling Shareholder, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
     (f) The execution and delivery by each Selling Shareholder of each transaction document to which it, he or she is a party, and the consummation of the transactions contemplated hereby or thereby by such Selling Shareholder, will not require the consent of any spouse of such Selling Shareholder pursuant to the applicable laws of any jurisdiction, including, but not limited to, those of the United States of America or the Russian Federation, except as have been obtained.
     (g) Neither the Selling Shareholders nor any of its affiliates (as defined in Rule 405 under the Securities Act) has (i) taken, directly or indirectly, any action designed to cause or to result in, or that has constituted or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Selling Shareholders to facilitate the sale or resale of the Shares or (ii) paid or agreed to pay to any person any compensation for soliciting another to purchase any Shares of the Selling Shareholders or otherwise entered into any contractual arrangement with respect to the distribution of any Shares (except for the sale of the Shares by the Underwriters under this Agreement).
     (h) The operations of the Selling Shareholders and their respective subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable Anti-Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Selling Shareholders or any of their respective subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of any of the Selling Shareholders, threatened.
     (i) (i) The Selling Shareholders represent that neither the Selling Shareholders nor any of their respective subsidiaries or affiliates, nor any director, officer, or employee (collectively, the “Selling Entity”) nor, to the any of the Selling Shareholders’ knowledge, any agent or representative of the Selling Entity, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:
     (A) the subject of any sanctions administered or enforced by OFAC, nor
     (B) located, organized or resident in a country or territory that is the subject of any sanctions administered or enforced by OFAC (including, without limitation, Burma/Myanmar, Cuba, Iran, North Korea, Sudan and Syria).
         (ii) The Selling Shareholders represent and covenant that they have not knowingly engaged in, are not now knowingly engaged in, and will not engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was subject to any sanctions administered or enforced by OFAC.
     3. Agreements to Sell and Purchase. The Selling Shareholders hereby agree to sell to the several Underwriters, and each Underwriter, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Selling Shareholders the respective numbers of Shares set forth in Schedule II hereto opposite its name at the share price set forth in Schedule I hereto (the “Share Price”), provided that VTB Capital Plc shall be required to purchase Shares only from James C. Justice Companies Inc.
     4. Offering by Underwriters.

          (i) The Company is advised by you that the Underwriters propose to make a public offering of their respective portions of the Shares as set forth in the Prospectus. The Company is further advised by you that the Shares are to be offered to the public upon the terms set forth in the Prospectus.
          (ii) VTB Capital Plc represents that it will not effect any offers or sales of any Shares in the United States, including any Shares that it is obligated to purchase pursuant to Section 13 below, unless such sale is through one or more U.S. registered broker-dealers (which may be one of its affiliates) where and to the extent required by U.S. securities laws and regulations.
     5. Payment and Delivery.
     (a) Payment of the purchase monies for the Shares (calculated by multiplying the number of Shares by the Share Price, less the expenses reimbursable to the Underwriters by the Selling Shareholders pursuant to Section 8(a)) shall be made by Morgan Stanley & Co. Incorporated (the “Settlement Manager”) on behalf of the Underwriters in U.S. dollars and shall be paid by transfer to the account(s) previously designated by the Selling Shareholders in writing, unless notified otherwise, on the Closing Date, the Second Payment Date and the Final Payment Date, each as set forth in Schedule I, or such other earlier date or dates as the Selling Shareholders and the Underwriters shall determine in writing, as follows (i) the amount transferred to the Selling Shareholders on the Closing Date shall be the Share Price multiplied by the number of Shares for which the Underwriters have received payment from the initial purchasers of the Shares in U.S. dollars on or prior to the immediately preceding Business Day less expenses reimbursable to the Underwriters by the Selling Shareholders pursuant to Section 8(a); (ii) the amount transferred to the Selling Shareholders on the Second Payment Date shall be Share Price multiplied by the number of Shares for which the Underwriters have received payment from the initial purchasers of the Shares in U.S. dollars on or prior to the immediately preceding Business Day less any amounts previously paid pursuant to Section 5(a)(i); and (iii) the amount transferred to the Selling Shareholders on the Final Payment Date shall be all amounts due but not previously paid to the Selling Shareholders pursuant to Sections 5(a)(i) and (ii) above. Payment pursuant to Sections 5(a)(i) and Section 5(a)(ii) shall only be made where the amount payable on the Closing Date or the Second Payment Date, as the case may be (without taking account of any deductions pursuant to Section 8(a)) is at least US$20 million. In the event no payment is made by the Underwriters to the Selling Shareholders on the Closing Date or the Second Payment Date, the Underwriters shall deduct the expenses reimbursed to them by the Selling Shareholders pursuant to Section 8(a) on the Second Payment Date or the Final Payment Date, as the case may be.
     (b) Not later than on 09:00 (Moscow time) on the Delivery Date as set forth in Schedule I, each of the Selling Shareholders shall deliver or procure the delivery of the Shares, free of payment, to the designated depo account of the

Settlement Manager with Closed Joint Stock Company “Depository Clearing Company” acting as nominee holder for the Settlement Manager on behalf of the Underwriters. The Selling Shareholders will procure that the Registrar issue the relevant extracts from the share register and deliver such extracts to the Settlement Manager on or prior to the date indicated in this clause above.
     6. Conditions to the Underwriters’ Obligations. The several obligations of the Underwriters are subject to the following conditions:
     (a) No Material Change. Subsequent to the execution and delivery of this Agreement and prior to the Final Payment Date there shall not have occurred any change, or any development reasonably likely to involve a prospective change, in the condition, financial or otherwise, or in the business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Prospectus as of the date of this Agreement that, in your reasonable judgment and after consultation with the Company, is material and adverse and that, in your reasonable judgment and after consultation with the Company, makes it impracticable to market the Shares on the terms and in the manner contemplated in the Time of Sale Prospectus.
     (b) Officer’s Certificate. The Underwriters shall have received on the Delivery Date and the Closing Date (i) a certificate, dated such date and signed by an executive officer of the Company, to the effect that the representations and warranties of the Company contained in this Agreement are true and correct as of such date and that the Company has complied in all material respects with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before such date, and (ii) certificates dated the Delivery Date and the Closing Date and signed by an executive officer of the Company attesting to the true and accurate copies of (1) the resolutions of the Company’s board of directors that approved the Underwriting Agreement; (2) recent extract from the Russian Unified State Register of Legal Entities in relation to the Company; and (3) the Company’s charter with all amendments thereto.
     The officer signing and delivering such certificates may rely upon the best of his or her knowledge as to proceedings threatened.
     (c) Opinion of Counsel for the Company. The Underwriters shall have received on the Delivery Date and the Closing Date opinions and negative assurance letters, in agreed form, dated as of the Delivery Date or the Closing Date, as the case may be, of: (i) Allen & Overy LLP, U.S. counsel for the Company and (ii) Liniya Prava, Russian counsel for the Company.
     (d) Opinion of Counsel of the Selling Shareholders. The Underwriters shall have received on the Delivery Date and the Closing Date opinions, dated as of the Delivery Date or the Closing Date, as the case may be, in agreed form, of: (i) Frost Brown Todd, U.S. counsel for the Selling Shareholders and (ii) YUST, Russian counsel for the Selling Shareholders.

     (e) Opinion of Counsel for the Underwriters. The Underwriters shall have received on the Delivery Date and the Closing Date (i) an opinion and negative assurance letter, dated as of the Delivery Date or the Closing Date, as the case may be, in agreed form, of Skadden, Arps, Slate, Meagher & Flom (UK) LLP, U.S. counsel for the Underwriters and (ii) an opinion dated as of the Delivery Date or the Closing Date, as the case may be, in agreed form, of Skadden, Arps, Slate, Meagher & Flom LLP Russian counsel for the Underwriters.
     (f) Auditor’s Comfort Letters. The Underwriters shall have received, on each of the date hereof, the Delivery Date (if other than the date hereof) and the Closing Date, a letter dated as of the date hereof, the Delivery Date or the Closing Date, as the case may be, in agreed form from Ernst & Young LLC, independent public accountants.
     (g) Lock-up Agreements. The “lock-up” agreements between you and each of Skyblock Limited and Mr. Igor Zyuzin, substantially in the forms set forth in Exhibits A and B, respectively, relating to sales and certain other dispositions of shares of Company Stock or certain other securities, delivered to you on or before the date hereof, shall be in full force and effect on the Delivery Date.
     (h) Mining Expert Letter. On the Delivery Date and the Closing Date, letters from Marston & Marston and Weir International, Inc., in agreed form, dated as of the Delivery Date or the Closing Date, as the case may be, shall have been delivered.
     If any payment for the Shares remains outstanding on the Final Payment Date, without prejudice to any other rights of the Company and the Selling Shareholders hereunder, the Underwriters shall be obligated to return the Shares on or prior to 12.00 noon (Moscow time) on the fifth Business Day (as such term is defined in Schedule I hereto) following the Final Payment Date, failing which, to the extent the Shares are not returned, the Underwriters shall by 12:00 noon (New York time) on the same date transfer to the Selling Shareholder’s bank account an amount equal to the Share Price multiplied by the number of the Shares not returned less amounts previously paid to the Selling Shareholders and amounts reimbursed to the Underwriters in respect of their expenses.
     7. Covenants of the Company. The Company covenants with each Underwriter as follows:
     (a) To furnish to each of the Underwriters, without charge, one conformed copy of the Registration Statement (including exhibits thereto and documents incorporated by reference therein) and to deliver to each of the Underwriters during the period mentioned in Section 7(e) or 7(f) below, as many copies of the Time of Sale Prospectus, the Prospectus, any documents incorporated by reference therein and any supplements and amendments thereto or to the Registration Statement as you may reasonably request.

     (b) Before amending or supplementing the Registration Statement, the Time of Sale Prospectus or the Prospectus, to furnish to you a copy of each such proposed amendment or supplement and not to file any such proposed amendment or supplement to which you reasonably object.
     (c) To furnish to you a copy of each proposed free writing prospectus to be prepared by or on behalf of, used by, or referred to by the Company and not to use or refer to any proposed free writing prospectus to which you reasonably object.
     (d) Not to take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Securities Act a free writing prospectus prepared by or on behalf of the Underwriter that the Underwriter otherwise would not have been required to file thereunder.
     (e) If the Time of Sale Prospectus is being used to solicit offers to buy the Shares at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with the information contained in the Registration Statement then on file, or if, in the opinion of outside counsel for the Underwriters, following consultation with U.S. counsel to the Company, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to any dealer upon request, either amendments or supplements to the Time of Sale Prospectus so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.
     (f) If, during such period after the first date of the public offering of the Shares as in the opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriters and to the dealers (whose names and addresses you will furnish to the Company) to which Shares may have been sold by you on behalf of the Underwriters and to any other dealers upon request, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.
     (g) To endeavor to qualify the Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.
     (h) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid, if necessary, the internal cost of the time of the Company’s directors, officers and employees spent in connection with these transactions and expenses associated therewith, including telephone, copying, fax and travel and accommodations (except in connection with the road show, for which the Selling Shareholders shall be responsible pursuant to Section 8(a)) and communication costs of the Company’s employees.
     (i) If at any time prior to the Final Payment Date a stop order is issued, or the Registration Statement is no longer effective, it will notify the Underwriters promptly, and in any case not later than the next Business Day, upon receipt of a stop order notice suspending or revoking the effectiveness of the Registration Statement.
     The Company also covenants with each Underwriter that, without the prior written consent of the Manager identified in Schedule I with the authorization to release this lock-up on behalf of the Underwriters, it will not, during the restricted period set forth in Schedule I hereto, (1) issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Company Stock or any securities convertible into or exercisable or exchangeable for Company Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Company Stock or such other securities, in cash or otherwise or (3) file any registration statement with the Commission relating to the offering of any shares of Company Stock or any securities convertible into or exercisable or exchangeable for Company Stock. The foregoing sentence shall not apply to (a) the issuance by the Company of shares of Company Stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof of which the Underwriters have been advised in writing, (b) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Company Stock, provided that such plan does not provide for the transfer of Company Stock during the 90-day restricted period, and no public announcement or filing under the

Exchange Act regarding the establishments of such plan shall be required of or voluntarily made by or on behalf of the undersigned of the Company, (c) a transfer of Company Stock (or any securities convertible into or exchangeable into Company Stock, including American Depositary Shares (“ADSs”) representing Company Stock) to a single transferee or group of transferees as consideration for the acquisition of assets by the Company, provided that the transferee(s) agree to lock-up arrangements substantially the same as the foregoing for the remainder of the restricted period, (d) transfers of Company Stock among or between any of the Company’s subsidiaries, provided that the transferee(s) agree to a lock-up substantially the same as the foregoing for the remainder of the restricted period, (e) transfers of Company Stock to any third party, provided that such third party agrees to a lock-up substantially the same as the foregoing for the remainder of the restricted period, or (f) any mortgage, charge, pledge, lien, option, restriction, third-party right or interest, encumbrance or security interest of any kind, or another type of preferential arrangement (including the use of derivative instruments, such as forward and futures contracts) having similar effect, or any agreement of arrangement to create any of the same in relation to the preferred shares, in connection with debt financing to the Company or any of its subsidiaries from a financial institution, provided that any such arrangement does not permit a disposal of such preferred shares during the remainder of the restricted period. For purposes of the foregoing sentence, “transfer” shall be broadly construed to include any type of transfer set out in clauses (1) and (2) above.
     8. Covenants of the Selling Shareholders.
     (a) Each of the Selling Shareholders, severally and not jointly, covenants and agrees, whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, to pay or cause to be paid, or reimburse the Company for, as applicable, all expenses incident to the performance of the Selling Shareholders’ and the Company’s obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Selling Shareholders’ counsel, Company’s counsel and the Company’s accountants, in connection with the registration and delivery of the Shares under the Securities Act and all other fees or expenses in connection with the preparation and filing of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, any free writing prospectus prepared by or on behalf of, used by, or referred to by the Company and amendments and supplements to any of the foregoing, including the filing fees, if any, payable to the Commission relating to the Shares (within the time required by Rule 456 (b)(1), if applicable), all printing costs associated therewith, and the mailing and delivering of copies thereof to the Underwriters and dealers, in the quantities hereinabove specified, (ii) all costs and expenses related to the transfer and delivery of the Shares to the Underwriters, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or Legal Investment memorandum in connection with the offer and sale of the Shares under state securities laws and all expenses in connection with the qualification of the Shares for offer and sale under state securities laws as provided in Section 7(g) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Underwriters in connection with such qualification and in connection with the Blue Sky or Legal Investment memorandum, (iv) all costs and expenses incident to admission of the Shares to trading (without listing) on the RTS and the MICEX, (v) the costs and charges of any transfer agent or registrar, (vi) the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Shares, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, (vii) the document production charges and expenses associated with printing this Agreement, (viii) the out-of-pocket expenses of the Underwriters (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder, and (ix) all other costs and expenses incident to the performance of the obligations of the Selling Shareholders and the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in Section 11 entitled “Indemnity and Contribution” and the last paragraph of Section 13 below, the Underwriters will pay stock transfer taxes payable on resale of any of the Shares by them and any advertising expenses connected with any offers they may make; provided, however, the Selling Shareholders shall not reimburse the Company’s internal cost of the time of the Company’s directors, officers and employees spent in connection with these transactions and expenses associated therewith, including telephone, copying, fax and travel and accommodations (except in connection with the road show) and communication costs of the Company’s employees.
     (b) In order to document the Underwriters’ compliance with the reporting and withholding provisions of the Tax Equity and Fiscal Responsibility Act of 1982 with respect to the transactions herein contemplated, such Selling Shareholder will deliver to you prior to or at the Delivery Date a properly completed and executed United States Treasury Department Form W-8, W-9, or other applicable form or statement specified by Treasury Department regulations in lieu thereof.
     (c) Each of the Selling Shareholders, severally and not jointly, covenants and agrees that in the event any dividends are declared, based on the full year results for the year ended December 31, 2010, and paid by the Company to it in respect of its Shares, it shall within five Business Days from receipt of such dividends transfer such amounts as are received (net of any withholding tax deducted by the Company, if applicable) to the Settlement Manager, on behalf of the Underwriters, and the Underwriters shall, in turn, transfer such amounts as soon as practicable thereafter to the initial purchasers of the Shares.

     (d) Prior to the distribution of the Shares (as determined by the Underwriters) neither the Selling Shareholders nor any of their affiliates will take, directly or indirectly, any action which is designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale and resale of the Shares.
     (e) Each Selling Shareholder represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:
(A) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (B) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as underwriter, advisor, investor or otherwise).
     (f) Each of the Selling Shareholders, severally and not jointly, covenants and agrees that if the Time of Sale Prospectus is being used to solicit offers to buy the Shares at a time when the Prospectus is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Prospectus in order to make the statements therein as such statements relate to such Selling Shareholder, in the light of the circumstances, not misleading, or if any event shall occur or condition exist as a result of which the Time of Sale Prospectus conflicts with such Selling Shareholder information contained in the Registration Statement then on file, or if, in the opinion of outside counsel for the Underwriters, following consultation with U.S. counsel to the Company, it is necessary to amend or supplement the Time of Sale Prospectus to comply with applicable law, forthwith to provide to the Company and the Underwriters all necessary information so that the statements in the Time of Sale Prospectus as so amended or supplemented will not, in the light of the circumstances when the Time of Sale Prospectus is delivered to a prospective purchaser, be misleading or so that the Time of Sale Prospectus, as amended or supplemented, will no longer conflict with the Registration Statement, or so that the Time of Sale Prospectus, as amended or supplemented, will comply with applicable law.
     (g) Each of the Selling Shareholders, severally and not jointly, covenants and agrees that if, during such period after the first date of the public offering of the Shares as in the opinion of counsel for the Underwriters the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is required by law to be delivered in connection with sales by an Underwriter or dealer, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order to make the statements therein as such statements relate to such Selling Shareholder, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in

Rule 173(a) of the Securities Act) is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Underwriters, it is necessary to amend or supplement the Prospectus to comply with applicable law, forthwith to provide to the Company and the Underwriters all necessary information so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or in lieu thereof the notice referred to in Rule 173(a) of the Securities Act) is delivered to a purchaser, be misleading or so that the Prospectus, as amended or supplemented, will comply with applicable law.
The Selling Shareholders also covenant with each Underwriter that, without the prior written consent of the Managers identified in Schedule I with the authorization to release this lock-up on behalf of the Underwriters, it will not, during the restricted period set forth in Schedule I hereto, (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Company Stock or any securities convertible into or exercisable or exchangeable for Company Stock or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Company Stock or such other securities, in cash or otherwise, except, (1) as a bona fide gift or gifts, including as a result of the operation of law or estate or intestate succession, (2) to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of a Selling Shareholder or the immediate family of a Selling Shareholder (for purposes of this paragraph, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin), (3) as a distribution to limited partners or stockholders of a Selling Shareholder, or (4) to a Selling Shareholder’s affiliates or to any investment fund or other entity controlled or managed by a Selling Shareholder, or (5) transfers of Company Stock to any third party or (6) as contemplated by this Agreement and in the Prospectus; provided that in connection with each of cases (1), (2), (3) (4) and (5) above (A) the Selling Shareholder receives and delivers to the Managers identified in Schedule I hereto a signed lock-up agreement substantially in the form of this paragraph for the balance of the restricted period set forth in Schedule I hereto from each donee, trustee, distributee or transferee, as the case may be, (B) any such transfer shall not involve a disposition for value, (C) such transfers are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (D) the Selling Shareholder does not otherwise voluntarily effect any public filing or report regarding such sales. For purposes of this provision, “transfer” shall be broadly construed to include any type of transfer set out in clauses (a) and (b) above.
     9. Covenants of the Underwriters.
     (a) Each Underwriter severally covenants with the Company not to take any action that would result in the Company being required to file with the Commission under Rule 433(d) a free writing prospectus prepared by or on behalf of such Underwriter that otherwise would not be required to be filed by the Company thereunder, but for the action of the Underwriter and not to use or refer to any free writing prospectus without the prior written consent of the Company.
     (b) To the extent requested by the Company, the Underwriters shall provide evidence of (i) the authorization of their respective signatories hereto to act on their behalf, and (ii) their corporate status.
     10. Selling Restrictions.
     (a) United Kingdom. Each of the Underwriters severally represents, warrants and agrees with the Company that:
(A) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of any Shares in circumstances in which section 21(1) of FSMA does not apply; and
(B) it has complied and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.
     (b) European Economic Area. Each of the Underwriters agrees with the Company that, in relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer of Shares may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer of Shares to the public in that Relevant Member State may be made at any time under the following exceptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(A) to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(B) to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
(C) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the other underwriters; or
(D) in any other circumstances falling within Article 3(2) of the Prospectus Directive.
For the purposes of this provision, the expression “an offer of Shares to the public” in relation to any preferred shares in any Relevant Member State means the communication to persons in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe the Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State; and “Amending Directive” means Directive 2010/73/EU.
     11. Indemnity and Contribution.
     (a) Indemnification of the Underwriters by the Company. The Company agrees to indemnify and hold harmless each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, or the

Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon (i) information relating to any Underwriter furnished to the Company in writing by or on behalf of such Underwriter expressly for use therein or (ii) information relating to a Selling Shareholder furnished to the Company in writing by or on behalf of such Selling Shareholder expressly for use therein.
     (b) Indemnification of the Underwriters by the Selling Shareholders. Each Selling Shareholder, severally but not jointly, agrees to indemnify and hold harmless the Company, each Underwriter, each person, if any, who controls any Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act and each affiliate of any Underwriter within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact relating to such Selling Shareholder contained in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, or the Prospectus or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only with reference to information relating to such Selling Shareholder furnished in writing to the Company by or on behalf of such Selling Shareholder expressly for use in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act, any Company information that the Company has filed, or is required to file, pursuant to Rule 433(d) under the Securities Act, or the Prospectus or any amendment or supplement thereto, and except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Underwriter furnished to the Selling Shareholders in writing by such Underwriter expressly for use therein. The liability of the Selling Shareholder under the indemnity agreement contained in this paragraph shall be limited to an amount equal to the total gross proceeds from the offering of the Shares purchased under this Agreement received by such Selling Shareholder.
     (c) Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Company, the Selling Shareholders, the directors of the Company, officers of the Company who sign the Registration Statement and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity of such Underwriter by the Company, but only with reference to information relating to such Underwriter furnished to the Company in writing by such Underwriter through you expressly for use in the Registration Statement or any amendment thereof, any preliminary prospectus, the Time of Sale Prospectus, any issuer free writing prospectus as defined in Rule 433(h) under the Securities Act or the Prospectus or any amendment or supplement thereto.
     (d) Notice of Procedures. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 11(a) or 11(b) such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Manager authorized to appoint counsel under this Section set forth in Schedule I hereto. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.
     (e) Contribution. To the extent the indemnification provided for in Section 11(a) or 11(b) is unavailable to an indemnified party or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Shares or (ii) if the allocation provided by clause 11(e)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 11(e)(i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Shareholders on the one hand and the Underwriters on the other hand in connection with the offering of the Shares shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Shares (before deducting expenses) received by the Company and the Selling Shareholders and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover of the Prospectus, bear to the aggregate Public Offering Price of the Shares. The relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Underwriters’ respective obligations to contribute pursuant to this Section 11 are several in proportion to the respective number of Shares they have purchased hereunder, and not joint.
     (f) Limitation or Liability. The parties agree that it would not be just or equitable if contribution pursuant to this Section 11 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 11(e). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 11(e) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 11, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Shares underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this

Section 11 are several in proportion to their respective purchase obligations hereunder and not joint. The remedies provided for in this Section 11 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.
     (g) The respective representations, warranties, agreements, indemnities and other statements of the Company and each Selling Shareholder or their officers and of the Underwriters set forth or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter or the Company or any Selling Shareholder or any of the officers, directors or controlling persons referred to in Section 12 hereof, and will survive delivery of and payment for the Shares. The provisions of Sections 8(a), 11, 14(c), 16, 17, 18, 19, 20, 21, 22 and 23 shall survive any termination of this Agreement (including a termination under Section 12).
     12. Termination. The Underwriters may terminate this Agreement with prior consultation and by notice given by you to the Company and the Selling Shareholders, if after the execution and delivery of this Agreement and prior to the Final Payment Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, NASDAQ Global Market, the London Stock Exchange, the RTS or the MICEX, (ii) trading of any equity securities of the Company shall have been suspended on any exchange on which they are listed, (iii) a material disruption in securities settlement, payment or clearance services in the United States or the Russian Federation shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by Federal, New York State or Russian authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets, currency exchange rates or controls or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Shares on the terms and in the manner contemplated in the Time of Sale Prospectus or the Prospectus.
     If this Agreement is terminated pursuant to this Section 12 after the Delivery Date, this Agreement shall not terminate as to the Shares which the Underwriters have delivered to the initial purchasers thereof prior to such termination.
     13. Effectiveness; Defaulting Underwriters.
     (a) This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.
     (b) If, on the Final Payment Date any one or more of the Underwriters shall fail or refuse to purchase Shares that it has or they have agreed to purchase hereunder on such date, and the aggregate number of Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase is not more than one-tenth of the aggregate number of the Shares to be purchased on such date, the other Underwriters shall be obligated severally in the proportions that the number of Shares set forth opposite their respective names in Schedule II bears to the aggregate number of Shares set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as you may specify, to purchase the Shares which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date; provided that in no event shall the number of Shares that any Underwriter has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 13 by an amount in excess of one-ninth of such number of Shares without the written consent of such Underwriter. If, on the Final Payment Date, any Underwriter or Underwriters shall fail or refuse to purchase Shares and the aggregate number of Shares with respect to which such default occurs is more than one-tenth of the aggregate number of Shares to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Shares are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Underwriter or the Company. In any such case either you or the Company shall have the right to postpone the Final Payment Date, but in no event for longer than seven days, in order that the required changes, if any, in the Registration Statement, in the Time of Sale Prospectus, in the Prospectus or in any other documents or arrangements may be effected.
     (c) If this Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Selling Shareholders to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Selling Shareholders shall be unable to perform their obligations under this Agreement, the Selling Shareholders will reimburse the Underwriters or such Underwriters as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Underwriters in connection with this Agreement or the offering contemplated hereunder.
     14. Entire Agreement.
     (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Shares, represents the entire agreement between the Company, the Selling Shareholders and the Underwriters with respect to the preparation of any preliminary prospectus, the Time of Sale Prospectus, the Prospectus, the conduct of the offering, and the purchase and sale of the Shares. For the avoidance of doubt, the Company shall not be responsible for any actions or omissions by, or breaches of or defaults with respect to, the obligations or liabilities of any of the Selling Shareholders hereunder.
     (b) The Company acknowledges that in connection with the offering of the Shares (i) the Underwriters have acted at arms length, are not agents of, and owe no fiduciary duties to, the Company or any other person, (ii) the Underwriters owe the Company only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Shares.
     (c) The Selling Shareholders acknowledge that in connection with the offering of the Shares (i) the Underwriters have acted at arms length, are not agents of, and owe no fiduciary duties to, the Selling Shareholders or any other person, (ii) the Underwriters owe the Selling Shareholders only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement), if any, and (iii) the Underwriters may have interests that differ from those of the Selling Shareholders. The Selling Shareholders waive to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty in connection with the offering of the Shares.
     15. Counterparts. This Agreement may be signed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     16. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.
     17. Submission to Jurisdiction; Appointment of Agent.
     (a) Subject to Section 18 hereof, the Company and each of the Selling Shareholders agrees that any suit, action or proceeding against it brought by any Underwriter, the directors and officers of any Underwriter, or by any person who controls any Underwriter, arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any State or Federal court in the Borough of Manhattan, The City of New York, New York (a “New York Court”) and waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding. The Company has appointed C T Corporation System with address at 111 Eighth Avenue, New York, NY 10011 (“C T Corporation”) as its authorized agent in New York (such agent or any subsequent agent which the Company may appoint, the “Company’s Authorized Agent”), and the Selling Shareholders have appointed C T Corporation as their authorized agent in New York (such agent or any subsequent agent which the Selling Shareholders may appoint, the “Selling Shareholders’ Authorized Agent”), upon whom process may be served in any manner permitted by applicable law in any such suit, action or proceeding in New York, and each of the Company and the Selling Shareholders expressly accepts the non-exclusive jurisdiction of any New York Court in respect of any such suit, action or proceeding. The Company and the Selling Shareholders hereby severally represent and warrant that the Company’s Authorized Agent and the Selling Shareholders’ Authorized Agent, respectively, have accepted such appointments and have agreed to act as said agents for service of process, and each of the Company and the Selling Shareholders severally agrees to take any and all action, including the filing of any and all documents and instruments, that may be necessary to continue such appointments in full force and effect as aforesaid for a period of five years from the date hereof. Service of process upon the Company’s Authorized Agent or the Selling Shareholders’ Authorized Agent shall be, to the fullest extent permitted by law, deemed, in every respect, effective service of process upon the Company or any Selling Shareholder, as the case may be. EACH OF YOU, EACH SELLING SHAREHOLDER AND THE COMPANY (ON ITS BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS AND AFFILIATES) WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) IN ANY WAY ARISING OUT OF OR RELATING TO THIS AGREEMENT.
     (b) Renaissance Securities (Cyprus) Limited appoints RenCap Securities Inc., with its address at 780 3rd Avenue 20th Floor New York, NY 10017, as its authorized agent in New York, upon whom process may be served in any manner permitted by applicable law in any such suit, action or proceeding in New York.
     (c) VTB Capital Plc appoints C T Corporation, as its authorized agent in New York, upon whom process may be served in any manner permitted by applicable law in any such suit, action or proceeding in New York.
     18. Dispute Resolution.
     (a) Any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, or the breach, termination or validity hereof (“Dispute”), shall be finally and exclusively settled by arbitration in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law then in effect (the “Rules”), except as modified herein or by agreement of the parties, provided, however, that you may elect, at your sole discretion, to submit any Dispute to an appropriate New York Court instead of submitting it to arbitration as provided in this Section 18. The arbitration shall be held and the award shall be tendered in New York, New York. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language. For the purpose of the arbitration, the Company and the Selling Shareholders shall be treated as a single party.

     (b) There shall be five arbitrators, one appointed by the Company, one appointed by the Selling Shareholders, one appointed by you, each within 30 days of receipt by the respondent of the notice of arbitration. The three party-appointed arbitrators shall choose the fourth and fifth arbitrators, one of which will act as the presiding arbitrator of the tribunal, within 30 days of the appointment of the third arbitrator. The appointing authority, which shall appoint any arbitrator not timely selected, shall be the International Court of Arbitration of the International Chamber of Commerce (“ICC Court”).
     (c) The notice of arbitration shall include a statement of claim. The statement of defense shall be delivered to the claimant within 30 days of respondent’s receipt of the claimant’s notice of arbitration and statement of claim. The hearing shall commence no later than 120 days following the appointment of the fifth arbitrator, and the award shall be rendered no later than 30 days following the close of the hearing. Consistent with the expedited nature of the arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim. All pre-hearing discovery shall be completed within 75 days following the appointment of the arbitral tribunal. All time limits contained herein may be extended by agreement of the parties or by the arbitral tribunal for good cause shown.
     (d) The award shall be final and binding upon the parties. The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates. Any costs, fees or taxes incident to enforcing the award (including attorneys’ fees) shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. Judgment upon any award may be entered in any court having jurisdiction thereof.
     (e) This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.
     (f) The arbitral tribunal shall have full authority to grant provisional remedies or modify or vacate any temporary or preliminary relief issued by a court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect.
     (g) In order to facilitate the comprehensive resolution of related disputes, all Disputes between any of the parties to this Agreement may be brought in a single arbitration. Upon the request of any party to an arbitration proceeding involving a Dispute between any of the parties hereto, the arbitration tribunal shall consolidate such arbitration proceeding with any other arbitration proceeding involving a Dispute between any of the parties hereto, if the arbitrators determine that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise. The arbitration tribunal constituted first in time shall make such ruling and, unless the parties otherwise agree, shall serve as the tribunal for the consolidated arbitration.
     19. Judgment Currency — Company. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Underwriters could purchase United States dollars with such other currency in The City of New York on the Business Day preceding that on which final judgment is given. The obligation of the Company with respect to any sum due from it to any Underwriter or any person controlling any Underwriter shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first Business Day following receipt by such Underwriter or controlling person of any sum in such other currency, and only to the extent that such Underwriter or controlling person may in accordance with normal banking procedures purchase United States dollars with such other currency. If the United States dollars so purchased are less than the sum originally due to such Underwriter or controlling person hereunder, the Company agrees as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter or controlling person against such loss. If the United States dollars so purchased are greater than the sum originally due to such Underwriter or controlling person hereunder, such Underwriter or controlling person agrees to pay to the Company an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriter or controlling person hereunder.
     20. Judgment Currency — Selling Shareholders. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder into any currency other than United States dollars, the parties hereto agree, to the fullest extent permitted by law, that the rate of exchange used shall be the rate at which in accordance with normal banking procedures the Underwriters could purchase United States dollars with such other currency in The City of New York on the Business Day preceding that on which final judgment is given. The obligation of the Selling Shareholders with respect to any sum due from it to any Underwriter or any person controlling any Underwriter shall, notwithstanding any judgment in a currency other than United States dollars, not be discharged until the first Business Day following receipt by such Underwriter or controlling person of any sum in such other currency, and only to the extent that such Underwriter or controlling person may in accordance with normal banking procedures purchase United States dollars with such other currency. If the United States dollars so purchased are less than the sum originally due to such Underwriter or controlling person hereunder, the Selling Shareholders agree as a separate obligation and notwithstanding any such judgment, to indemnify such Underwriter or controlling person against such loss. If the United States dollars so purchased are greater than the sum originally due to such Underwriter or controlling person hereunder, such Underwriter or controlling person agrees to pay to the Selling Shareholders an amount equal to the excess of the dollars so purchased over the sum originally due to such Underwriter or controlling person hereunder.
     21. Original Agreement. In the event of any discrepancies between the English original and any Russian or other translation of this Agreement or any dispute regarding the interpretation of any provision in the English original or Russian translation of this Agreement, the English original of this Agreement shall prevail and questions of interpretation shall be addressed solely in the English language.
     22. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.
     23. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Underwriters shall be delivered, mailed or sent to you at the address set forth in Schedule I hereto; and if to the Company shall be delivered, mailed or sent to the address set forth in Schedule I hereto; and if to the Selling Shareholders shall be delivered, mailed or sent to the address set forth in Schedule I hereto.

Very truly yours,

Mechel OAO

By:
Name: Stanislav A. Ploshchenko
Title: Chief Financial Officer

Authorized Signatory pursuant to the Power of Attorney dated April 12, 2011

By:
Name: Tatiana Anatolievna Kalyadina
Title: Chief Accountant

James C. Justice Companies Inc.
By:
Name:
Title:

By:
	Name:	James C. Justice II

By:
	Name:	James C. Justice III

By:
	Name:	Jillean L. Justice

Accepted as of the date hereof Morgan Stanley & Co. Incorporated Renaissance Capital

Acting severally on behalf of themselves and the several Underwriters named in Schedule II hereto.

By:	Morgan Stanley & Co. Incorporated

By:
Name:
Title:

By:	Renaissance Securities (Cyprus) Limited

By:
Name:
Title:

By:	VTB Capital Plc

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE I

Managers:
Manager authorized to release lock-up under Sections 7 and 8:	Morgan Stanley & Co. Incorporated Renaissance Securities (Cyprus) Limited

VTB Capital Plc

Manager authorized to appoint counsel under Section 11(d):	Morgan Stanley & Co. Incorporated Renaissance Securities (Cyprus) Limited

VTB Capital Plc

Registration Statement File No.:	333-166309

Time of Sale Prospectus	1. Prospectus dated April 12, 2011 relating to the Shares

2. Form 6-K dated April 12, 2011 and incorporated by reference into the Company’s Registration Statement

3. Free writing prospectus filed pursuant to Rule 433, Registration No. 333-166309, dated April 20, 2011

Company Lock-up Restricted Period:	90 days

Selling Shareholders Lock-up Restricted Period	360 days

Title of Shares to be purchased:	preferred shares (par value 10 Russian Rubles per preferred share)

Number of Shares	32,000,000

Public Offering Share Price	$16.50 per preferred share

Share Price:	$16.01325 per preferred share

Selling Concession	$0.29205 per preferred share

Delivery Date:	April 21, 2011

Closing Date:	May 3, 2011

Closing Time:	17:00 (London time)

Second Payment Date and Time:	May 10, 2011 17:00 (London time)

Final Payment Date and Time:	May 16, 2011 17:00 (London time)

Business Day	a day on which banks are open for business in London, New York and Moscow

Closing Location:	Electronic Closing

Address for Notices to Underwriters:	Morgan Stanley & Co. Incorporated 1585 Broadway New York, New York 10036 U.S.A. Attn: Equity Syndicate Desk, with a copy to the Legal Department

and

Renaissance Securities (Cyprus)
Limited
Arch. Makariou III
2-4 Capital Center
9th Floor, Nicosia, 1065
Republic of Cyprus

and

VTB Capital PLC
14 Cornhill
London EC3V 3ND
United Kingdom
Attn: Co-Head of Global Banking

Address for Notices to the Company:	Mechel OAO 1 Krasnoarmeyskaya Ul. Moscow 125993

Russia Attn: Stanislav A. Ploshchenko

Address for Notices to the Selling Shareholders:	106 Lockheed Drive Beaver, West Virginia 25813 U.S.A. Attn: Stephen W. Ball, General Counsel

SCHEDULE II

Number of Shares in
the form of
preferred shares to
Underwriter	be Purchased
Morgan Stanley & Co. Incorporated	13,830,560
Renaissance Securities (Cyprus) Limited	13,830,560
VTB Capital Plc	4,338,880
Total:	32,000,000

II-1

SCHEDULE III

Number
Selling Shareholder	of Shares
James C. Justice Companies Inc.	6,080,000
James C. Justice II	13,251,200
James C. Justice III	9,123,200
Jillean L. Justice	3,545,600
Total:	32,000,000

III-1

SCHEDULE IV
PRINCIPAL SUBSIDIARIES
Chelyabinsk Metallurgical Plant OAO
Mechel Mining OAO
Southern Kuzbass Coal Company OAO
OJSHC Yakutugol
Korshunov Mining Plant OAO
Mechel Trading House OOO
Oriel Resources Ltd.
Mechel Trading AG
Mechel Service Global B.V.
Mechel Bluestone, Inc.
Mechel Carbon AG

IV-1

EXHIBIT A
FORM OF LOCK-UP LETTER OF SKYBLOCK LIMITED
April 20, 2011
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036
United States of America
Renaissance Securities (Cyprus) Limited
2-4 Archbishop Makarios III Avenue
Capital Center
9th Floor
Nicosia 1065
Cyprus
VTB Capital PLC
14 Cornhill
London EC3V 3ND
United Kingdom
Ladies and Gentlemen:
     Skyblock Limited, a company registered in Cyprus with registration number HE 216625 issued on December 19, 2007, whose registered office is located at Julia House, Themistokli Dervi 3, PC 1066, Nicosia, Cyprus (“Skyblock”), acknowledges that Morgan Stanley & Co. Incorporated, Renaissance Securities (Cyprus) Limited and VTB Capital Plc (the “Underwriters”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Mechel OAO, a joint stock company organized under the laws of the Russian Federation (the “Company”) and James C. Justice II, James C. Justice Companies Inc., James C. Justice III and Jillean L. Justice (collectively, the “Selling Shareholders”), providing for the public offering (the “Public Offering”) by the several Underwriters of 32,000,000 preferred shares (par value 10 Russian Rubles per preferred share). The common (par value 10 Russian Rubles per common share) and preferred shares (par value 10 Russian Rubles per preferred share) of the Company to be outstanding after giving effect to the sales contemplated in the Underwriting Agreement are hereinafter referred to as the “Company Stock.”

     To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, Skyblock hereby agrees that, without the prior written consent of the Managers on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Company Stock beneficially owned (as such term is used in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), by Skyblock or any other securities so owned convertible into or exercisable or exchangeable for Company Stock or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Company Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Company Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to (a) transactions relating to shares of Company Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no public filing shall be voluntarily made in connection with subsequent sales of Company Stock or other securities acquired in such open market transactions, (b) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Company Stock, provided that such plan does not provide for the transfer of Company Stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of Skyblock or the Company, (c) a transfer of Company Stock (or any securities convertible into or exchangeable into Company Stock, including ADSs representing Company Stock) to a single transferee or group of transferees as consideration for the acquisition of assets by the Company, provided that the transferee(s) agree to a lock-up substantially the same as the foregoing for the remainder of the restricted period, (d) transfers of Company Stock to the Company or any of its other subsidiaries, provided that the transferee(s) agree to a lock-up substantially the same as the foregoing for the remainder of the restricted period, (e) transfers of Company Stock to any third party, provided that such third party agrees to a lock-up substantially the same as the foregoing for the remainder of the restricted period, or (f) any mortgage, charge, pledge, lien, option, restriction, third-party right or interest, encumbrance or security interest of any kind, or another type of preferential arrangement (including the use of derivative instruments, such as forward and futures contracts) having similar effect, or any agreement of arrangement to create any of the same in relation to the preferred shares, in connection with debt financing to the Company or any of its subsidiaries from a financial institution, provided that any such arrangement does not permit a disposal of such preferred shares during the remainder of the restricted period. For purposes the foregoing sentence, “transfer” shall be broadly construed to include any type of transfer set out in clauses (1) and (2) above. In addition, the undersigned agrees that, without the prior written consent of the Managers on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Company Stock or any security convertible into or exercisable or exchangeable for Company Stock. Skyblock also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of Skyblock’s shares of Company Stock except in compliance with the foregoing restrictions.
     Skyblock acknowledges that the Company, the Underwriters and the Selling Shareholders are relying upon this agreement in proceeding toward consummation of the Public Offering. Skyblock further acknowledges that this agreement is irrevocable and shall be binding upon its heirs, legal representatives, successors and assigns.
     In addition, Skyblock represents and warrants that it has full power and authority to enter into this lock-up agreement and to perform its obligations hereunder; and this lock-up agreement has been duly authorized, executed and delivered by Skyblock, and constitutes a valid and legally binding agreement of Skyblock, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting or relating to creditors’ rights generally and to general principles of equity.
     Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company, the Underwriters and the Selling Shareholders.
     This letter shall be governed by and construed in accordance with New York law. The provisions of Section 19 of the Underwriting Agreement shall apply mutatis mutandis to this letter.
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Very truly yours,

Skyblock Limited

By:
Name: Stanislav A. Ploshchenko Authorized signatory pursuant to the Power of Attorney dated April 12, 2011
Accepted as of the date hereof
Morgan Stanley & Co. Incorporated
Renaissance Capital
Acting severally on behalf of themselves and
     the several Underwriters named in Schedule II hereto.

By:	Morgan Stanley & Co. Incorporated

By:
Name:
Title:

By:	Renaissance Securities (Cyprus) Limited

By:
Name:
Title:

By:	VTB Capital Plc

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B
FORM OF LOCK-UP LETTER FOR IGOR ZYUZIN
April 20, 2011
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036
United States of America
Renaissance Securities (Cyprus) Limited
2-4 Archbishop Makarios III Avenue
Capital Center
9th Floor
Nicosia 1065
Cyprus
VTB Capital PLC
14 Cornhill
London EC3V 3ND
United Kingdom
Ladies and Gentlemen:
     The undersigned understands that Morgan Stanley & Co. Incorporated, Renaissance Securities (Cyprus) Limited and VTB Capital Plc (the “Underwriters”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Mechel OAO, a joint stock company organized under the laws of the Russian Federation (the “Company”) and James C. Justice II, James C. Justice Companies Inc., James C. Justice III and Jillean L. Justice (collectively, the “Selling Shareholders”), providing for the public offering (the “Public Offering”) by the several Underwriters of 32,000,000 preferred shares (par value 10 Russian Rubles per preferred share). The common (par value 10 Russian Rubles per common share) and preferred shares (par value 10 Russian Rubles per preferred share) of the Company to be outstanding after giving effect to the sales contemplated in the Underwriting Agreement are hereinafter referred to as the “Company Stock.”
     To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent of the Managers on behalf of the Underwriters, he will not and will ensure that his Personal Investment Companies shall not, during the period commencing on the date hereof and ending 90 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”), sell any of the common shares beneficially held by him and them as of the date hereof. The foregoing sentence shall not apply to (a) transactions relating to shares of Company Stock or other securities acquired in open market transactions after the completion of the Public Offering, provided that no public filing shall be voluntarily made in connection with subsequent sales of Company Stock or other securities acquired in such open market transactions, (b) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of Company Stock, provided that such plan does not provide for the transfer of Company Stock during the restricted period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of the undersigned or the Company, (c) transfers of Company Stock to members of the undersigned’s immediate family or to persons or entities under common control with any of them, other than the Company and its subsidiaries, provided that the transferee(s) agree to a lock-up substantially the same as the foregoing for the remainder of the restricted period, or (d) transfers of Company Stock to any third party, provided that such third party agrees to a lock-up substantially the same as the foregoing for the remainder of the restricted period. In addition, the undersigned agrees that, without the prior written consent of the Managers on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for common shares. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s common shares except in compliance with the foregoing restrictions.
     For the avoidance of doubt, the above shall not prohibit the entry by the undersigned, or any of his Personal Investment Companies, or another company under their common control, into any mortgage, charge, pledge, lien, option, restriction, third-party right or interest, encumbrance or security interest of any kind, or another type of preferential arrangement (including the use of derivative instruments, such as forward and futures contracts) having similar effect, or into any agreement or arrangement to create any of the same (but for the avoidance of doubt excluding a title transfer or any similar arrangement where the title to securities is transferred in favour of another party) involving or relating to the common shares in connection with any financing or refinancing.
     As used in this letter, “Personal Investment Companies” shall refer to any or all of:

•	Calridge Limited, a limited liability company registered under the laws of the Republic of Cyprus whose registered office is located at 3 Themistokli Dervi, Julia House, PC 1066, Nicosia, Republic of Cyprus;

•	Dalewave Limited, a limited liability company registered under the laws of the Republic of Cyprus whose registered office is located at 3 Themistokli Dervi, Julia House, PC 1066, Nicosia, Republic of Cyprus;

•	Bellasis Holdings Limited, a limited liability company registered under the laws of the Republic of Cyprus whose registered office is located at 3 Themistokli Dervi, Julia House, PC 1066, Nicosia, Republic of Cyprus;

•	Cyberwood Limited, a limited liability company registered under the laws of the Republic of Cyprus whose registered office is located at 3 Themistokli Dervi, Julia House, PC 1066, Nicosia, Republic of Cyprus;

•	Armolink Limited, a limited liability company registered under the laws of the Republic of Cyprus whose registered office is located at 3 Themistokli Dervi, Julia House, PC 1066, Nicosia, Republic of Cyprus;

•	MetHol OOO, a limited liability company registered under the laws of the Russian Federation whose registered office is located at 1st Schipkovsky per., d. 3, Moscow 113 093, Russian Federation;

•	and Actiondeal Limited, a limited liability company registered under the laws of the Republic of Cyprus whose registered office is located at 3 Themistokli Dervi, Julia House, PC 1066, Nicosia, Republic of Cyprus.
     The undersigned understands that the Company, the Underwriters and the Selling Shareholders are relying upon this agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

     Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company, the Underwriters and the Selling Shareholders.
     The undersigned further represents and warrants to the Underwriters that he: (i) has legal capacity (deesposobnost) to execute this Lock-Up Agreement and perform his obligations hereunder and his legal capacity is not limited under the laws of the jurisdiction or jurisdictions applicable to him and/or his legal acts and/or court decisions (ogranicheniye deesposobnosti); (ii) is not subject to guardianship (opeka), curatorship (popechitelstvo) or patronage (patronazh); and (iii) is in a condition in which he is capable of understanding the significance of his actions and of controlling them.
     This letter shall be governed and construed in accordance with the internal laws of the State of New York. Any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) shall be referred to and finally resolved by arbitration under the Arbitration Rules (the “Rules”) of the LCIA Court. The arbitral tribunal shall consist of three arbitrators. The claimant(s) shall nominate one arbitrator; the respondents shall nominate the second arbitrator; and a third arbitrator, who shall serve as Chairman, shall be nominated by the party-appointed arbitrators within 15 days of the appointment of the latter of the two party-nominated arbitrators, failing which shall be appointed by the LCIA Court. The seat of arbitration shall be London, England and the language of the arbitration shall be English.
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Very truly yours,

Igor Vladimirovich Zyuzin

By:
Name: Stanislav A. Ploshchenko Authorized signatory pursuant to the Power of Attorney dated April 12, 2011
Accepted as of the date hereof
Morgan Stanley & Co. Incorporated
Renaissance Securities (Cyprus) Limited
Acting severally on behalf of themselves and
     the several Underwriters named in Schedule II hereto.

By:	Morgan Stanley & Co. Incorporated

By:
Name:
Title:

By:	Renaissance Securities (Cyprus) Limited

By:
Name:
Title:

By:	VTB Capital Plc

By:
Name:
Title:

By:
Name:
Title: